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                            EXHIBIT 11

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                   BIOPOOL INTERNATIONAL, INC.
      Statement Regarding Computation of Per Share Earnings
                  Three Months Ended March 31,





                                               1997            1996
                                        ---------------------------
Primary
  Average shares outstanding              8,576,000       7,949,000
  Net effect of dilutive stock options
     and warrants based on the treasury
     stock method using average market
     price                                  693,000         178,000

     Total shares                         9,269,000       8,127,000

     Net income                         $   310,000     $   300,000

     Per share amount                   $      0.03     $      0.04





Fully diluted
  Average shares outstanding              8,576,000       7,949,000
  Net effect of dilutive stock options
     and warrants based on the treasury
     stock method using the higher of
     average or year-end market price       693,000         208,000

     Total shares                         9,269,000       8,157,000

     Net income                         $   310,000     $   300,000

     Per share amount                   $      0.03     $      0.04
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